Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”) is effective as of the last date of signature on the signature page below (“Effective Date”) by and between the University of Maryland, Baltimore (“UMB”), a public university of the State of Maryland, having offices at 620 West Lexington Street, 4th floor, Baltimore, Maryland 21201, and Silo Pharma, Inc., a Delaware corporation with its principal place of business at 560 Sylvan Ave, Suite 3160, Englewood Cliffs, New Jersey 078632 (“Sponsor”).

ARTICLE 1 - BACKGROUND

1.1 Sponsor desires the research assistance of persons employed by UMB who have access to UMB facilities and equipment. Accordingly, Sponsor agrees to fund research entitled “A novel peptide-guided drug delivery approach for the treatment of multiple sclerosis” and described in the protocol attached as Exhibit A, to be performed by UMB Personnel (defined below).

1.2 UMB and Sponsor entered into a Commercial Evaluation License and Option Agreement as of July 15, 2020 (“CELA)”, regarding UMB’s inventions generally known as “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology” made by Kamal Moudgil, MD, PhD, and Bodhraj Acharya, PhD, both employees of UMB.

1.3 UMB has determined that the research is consistent with its education, research, and public service missions, and is willing to furnish the research services of UMB Personnel as described in Exhibit A upon the terms and conditions of this Agreement.

ARTICLE 2 - DEFINITIONS

In this Agreement, the following terms are defined as stated:

2.1 “Arising IP”: Any invention, discovery, or improvement (whether or not patentable) and any copyrightable work which is made, conceived, developed, invented, or discovered during and directly in the course of performing the Project Work.

2.2 “Confidential Information”: Information (including without limitation, documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae, algorithms, standard operating procedures, strategic business plans, product forecasts, communications with government entities, financial information, pricing information, personnel information, and other commercially sensitive or proprietary information or materials (in hard copy form or in electronic form), which is disclosed by a party to the other party in connection with this Agreement.

2.3 “Project Work”: The scope of work as described in Exhibit A to be undertaken by UMB, or by UMB and Sponsor, under this Agreement, and any amendments to Exhibit A made in accordance with Section 17.3.

2.4 “Results”: Data and results which are generated during and directly in the course of performing the Project Work.

2.5 “Sponsor Affiliate”: Any person or entity that controls, is controlled by, or is under common control with Sponsor. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, whether through one or more intermediaries, of fifty percent (50%) or more of the equity securities entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

2.6 “UMB Personnel”: The following individuals to the extent that they use UMB resources and are subject to UMB intellectual property policies (including any prior or future policy): The PI; UMB faculty members; research fellows; students; technicians; scientists; trainees; and/or other individuals working under the supervision or direction of the PI on the Project Work. “UMB Personnel” will also include independent contractors, consultants, agents, and representatives of UMB, when those individuals are acting in those capacities.

2.7 “UMB Related Organization”: University System of Maryland, any constituent institution of University System of Maryland, University of Maryland Medical System, the faculty practice organizations of UMB, and the Baltimore Veterans Administration Medical Center.

ARTICLE 3 - PROJECT WORK

3.1 UMB agrees to commence performance of the Project Work promptly after the Effective Date of this Agreement, and will undertake to perform the Project Work substantially in accordance with the terms and conditions of this Agreement. Sponsor and UMB may amend the Project Work at any time in accordance with Section 17.3. Each party will work diligently and in good faith to accomplish the goals and objectives of this Agreement. Any modification to the Project Work will be executed in writing by the duly authorized representative of each Party and will thereafter, as amended or modified, be incorporated into this Agreement by reference.

3.2 The Principal Investigator (“PI”) for the Project Work is Kamal Moudgil, MD, PhD, an employee of UMB. The Project Work will be supervised by the PI. If for any reason the PI is unwilling or unable to continue to serve, UMB will notify Sponsor promptly, and UMB will endeavor to find an acceptable replacement. If a substitute PI acceptable to both UMB and Sponsor is not appointed within sixty (60) days, this Agreement may be terminated by either party in accordance with Section 8.2 below.

ARTICLE 4 - REPORTS AND CONFERENCES

4.1 Written progress reports will be provided by UMB to Sponsor as specific phases of work are completed. A final report will be submitted by UMB within ninety (90) days after the expiration or termination of this Agreement.

4.2 If necessary during the Term, UMB Personnel may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results of the Project Work, as well as ongoing plans, or any changes in the Project Work. To the extent consistent with UMB policy, Sponsor shall reimburse UMB for travel costs associated with these meetings for the PI and other UMB Personnel invited to the meetings with Sponsor’s approval if such costs have not been included in the approved budget.

ARTICLE 5 - COST, BILLINGS, AND OTHER SUPPORT

5.1 Subject to modifications in the Project Work, the total costs to Sponsor under this Agreement shall not exceed the sum of $[*]. These costs will be allocated by UMB generally in accordance with the budget incorporated in Exhibit B.

5.2 Sponsor shall make payments to UMB in U.S. Dollars within thirty (30) days upon Sponsor’s receipt of an invoice, as set forth on Exhibit C.

5.3 Sponsor agrees that it will not make any incentive payments to UMB Personnel or otherwise compensate individual UMB Personnel for their involvement in performing the Study.

5.4 Any dispute of an invoice must be made to UMB in writing and within thirty (30) days of receipt of said invoice.

5.5 Any balance outstanding forty five (45) days after the date payment was due shall bear interest at the rate of one and a half percent (1.5%) monthly on the unpaid amount. Such interest to begin accruing on the thirty first (31st) day after the date the payment was due. Further, any payment which is uncontested and not paid in full within 180 days after the date payment was due shall be turned over to the State Central Collection Unit (SCCU), which shall result in an additional seventeen percent (17%) collection fee, plus any legal fees required, to be added to the amount due and becoming immediately due and payable.

ARTICLE 6 - RESULTS AND PUBLICATIONS

6.1 All Results will be owned by UMB. Until UMB publishes the Results pursuant to this Article 6 (but not later than twenty four (24) months after the completion of the Project Work): (a) Sponsor shall treat the unpublished Results as UMB’s Confidential Information; and (b) Sponsor may use the unpublished Results only for internal research purposes. Following publication of any Results, Sponsor may use any such published Results for any purpose (but the restrictions of the preceding sentence shall continue to apply to any unpublished Results until the expiration of the twenty four month period).

6.2  Sponsor acknowledges that UMB and UMB Personnel have an interest in publishing the Results. Notwithstanding anything herein to the contrary, but subject to the provisions of this Article 6, UMB and UMB Personnel may present the Results at symposia and other professional meetings, and publish the Results in journals, theses, dissertations, or other publications or presentations of their own choosing.

6.3 UMB shall forward a copy of the proposed publication to Sponsor thirty (30) days in advance of the planned publication date. Sponsor will treat the copy of the proposed publication as UMB’s Confidential Information. Sponsor’s review of the proposed publication and its rights regarding the proposed publication will be limited to the following:

(a) If Sponsor determines reasonably and in good faith that the proposed publication contains Sponsor’s Confidential Information, Sponsor will promptly identify such information to UMB. UMB Personnel will delete such information from the publication as reasonably requested by Sponsor, and publication may be delayed for a maximum of thirty (30) days for that purpose.

(b) If Sponsor determines reasonably and in good faith that there is patentable subject matter contained in the proposed publication, Sponsor will promptly identify such subject matter to UMB. If Sponsor reasonably requests a delay in order to file patent applications or otherwise to protect its intellectual property, the publication may be delayed for a maximum of ninety (90) days for that purpose.

6.4 Following publication by UMB Personnel or UMB, Sponsor may freely publish, reproduce, and use any such publication to the extent that any such use is consistent with 17 U.S.C. §107.

ARTICLE 7 - INTELLECTUAL PROPERTY

7.1 Each party owns and will continue to own its intellectual property that: (a) exists prior to the Effective Date of this Agreement; or (b) that is made, conceived, developed, invented, or discovered after the Effective Date of this Agreement but not during and directly in the course of performing the Project Work (“Background IP”). Neither party has or will have any right, title, or interest in the other party’s Background IP; provided however, that each party shall have certain rights in the other party’s Background IP as provided in the CELA. Sponsor’s Background IP is listed in Exhibit D. UMB’s Background IP is listed in Exhibit E. However, Sponsor hereby grants to UMB a royalty-free, non-exclusive, non-assignable, and non-transferrable license to use Sponsor’s Background IP during the term of this Agreement for the sole purpose of performing the Project Work, or as otherwise permitted by this Agreement. Each of the parties will hold in confidence any Background IP of the other party which is included in any Results.

7.2   If UMB and Sponsor execute a master license agreement to UMB Background IP prior to the expiration or termination of the Agreement, the terms of the master license agreement will supersede.

7.3  Sponsor will own all right, title and interest in and to any Arising IP that is invented, discovered, or made solely by employees or agents of Sponsor and does not incorporate any UMB Background IP (“Sponsor Arising IP”). UMB will own all right, title and interest in and to any Arising IP that is invented, discovered, or made solely by UMB Personnel, or by persons otherwise under an obligation to assign to UMB (“UMB Arising IP”). UMB and Sponsor will jointly own any Arising IP which is invented, discovered, or made by one or more UMB Personnel (or by persons otherwise under an obligation to assign to UMB) and one or more employees or agents of Sponsor (“Joint Arising IP”).

7.4 UMB will report promptly to Sponsor in writing all UMB Arising IP or Joint Arising IP that is disclosed to UMB’s Office of Technology Transfer or its successor during the term of this Agreement. Sponsor will hold in confidence these reports from UMB.

7.5 UMB hereby grants to Sponsor an option to negotiate and obtain an exclusive license to any UMB Arising IP and UMB’s rights in any Joint Arising IP (the “Option”), provided that there are no uncured defaults or material breaches by Sponsor of this Agreement. The Option (and the license to be granted upon exercise of the Option) is subject to the provisions of 35 U.S.C. §§ 201 et seq. and all implementing regulations, if applicable (“Federal IP Policy”), and UMB’s agreements with third parties.

7.6 Sponsor may exercise the Option by giving written notice to UMB within sixty (60) days after Sponsor receives notice from UMB of the relevant UMB Arising IP or Joint Arising IP. Before receiving such a license, Sponsor must outline its capability and plans to develop and commercialize products that use the relevant Arising IP, which must be acceptable to UMB in its reasonable discretion. Promptly following UMB’s receipt of Sponsor’s notice of exercise, the parties will negotiate in good faith for a period of ninety (90) days (the “Negotiation Period”) the terms of a master license agreement.

7.7 The master license agreement will contain terms and conditions customary to technology licenses normally granted by UMB, including without limitation terms consistent with the provisions of Federal IP Policy, if applicable; a reservation of the rights of UMB to practice and to grant other not-for-profit organizations the right to practice the relevant Arising IP for research, teaching and other educational purposes, and to publish; license fees; royalty payments; milestone payments; reimbursement of patent expenses; commercially reasonable due diligence obligations; liability limitations; and indemnity and insurance provisions for the benefit of UMB and UMB Related Organizations.

7.8 If the parties are not able to resolve any differences regarding the master license agreement within the Negotiation Period, the parties will utilize the dispute resolution process set forth in Article 16 to resolve, to the extent reasonably possible, such differences. Subject to any such dispute resolution, if the parties have not executed a master license agreement before the end of the Negotiation Period, Sponsor will thereafter have no rights with respect to the relevant Arising IP, and UMB may license all or a portion of such relevant Arising IP to one or more third parties.

7.9 For purposes of this Agreement, inventorship or authorship of any Arising IP shall be determined solely in accordance with U.S. intellectual property law, notwithstanding that the laws of other countries where patent, trademark, or copyright applications are filed may differ from U.S. intellectual property law.

ARTICLE 8 - TERM AND TERMINATION

8.1 The term of this Agreement commences as of the Effective Date and the Project Work shall commence on March 1, 2021 and will continue until the substantial completion of the Project Work (the “Term”), subject to renewal upon mutual written consent of the parties.

8.2 Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party, subject to Section 8.4 below.

8.3 In addition, if either party commits any material breach of or default in any of the terms or conditions of this Agreement, and fails to remedy that default or breach within ten (10) business days after receipt of written notice from the other party, the party giving notice may, in its sole but reasonable discretion and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending written notice of termination to the other party to that effect, and such termination will be effective as of the date of the receipt of that notice.

8.4 If Sponsor terminates this Agreement for any reason other than an uncured material breach by UMB, Sponsor shall relinquish any and all rights it may have in the Results to UMB.

8.5 If this Agreement is terminated early, Sponsor will pay all costs accrued by UMB as of the effective date of termination and any costs incurred by UMB as a result of termination. In addition, Sponsor will reimburse UMB for non-cancellable obligations called for by the Project Work and incurred prior to the effective date of termination.

8.6 Expiration or termination of this Agreement does not relieve either party of any obligation for payment or reporting which arises before expiration or termination including obligations under Articles 4, 5, and 7. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without limitation Articles 6, 7, 9, 10, 13, 14, and 17

ARTICLE 9 - INDEMNIFICATION AND INSURANCE

9.1 UMB and its officers and employees acting within the scope of their employment by UMB are subject to the Maryland Tort Claims Act, Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits, under certain circumstances and subject to limitations provided by law, claims in tort against the State of Maryland related to negligence of UMB employees. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.

9.2 Sponsor warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. A certificate evidencing such coverage will be delivered to UMB upon request.

9.3 Sponsor shall defend, indemnify, and hold harmless UMB, UMB Personnel, UMB Related Organizations, and the State of Maryland, and their respective regents, officers, employees, students, subcontractors, and agents (each individually a “UMB Party”) against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees, expert witness fees, court costs and other costs and expenses of litigation at trial and appellate levels) incurred by or imposed upon any UMB Party in connection with any claims, suits, actions, demands or judgments arising directly or indirectly from (a) Sponsor’s use or reporting of the Results; (b) use of any material or equipment provided by Sponsor resulting in a claim of patent infringement or violation of proprietary rights against a UMB Party; and/or (c) Sponsor’s negligence, intentional misconduct, or breach of this Agreement, or that by any Sponsor employee or agent.

9.4 The agreement to defend, indemnify, and hold harmless a UMB Party is conditioned upon: (a) the UMB Party or UMB promptly notifying Sponsor in writing after the UMB Party receives notice of any claim; provided, however, the failure to so notify Sponsor will not relieve Sponsor of any obligation which it may have to a UMB Party under this Agreement or otherwise, to the extent that such failure or delay does not actually and materially prejudice Sponsor; and (b) the UMB Party cooperating with Sponsor in the defense of the claim (but at Sponsor’s expense). The agreement to defend, indemnify, and hold harmless a UMB Party will not apply to the extent that the claim, cost, or liability was solely caused by the negligence or intentional misconduct of that UMB Party. Notwithstanding the foregoing, each UMB Party will have the right to participate at its own expense in the defense of any claims through counsel of its own choosing. Sponsor will not settle any claim in any manner that affects a UMB Party’s rights without that UMB Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed.

9.5 UMB and Sponsor further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents, agencies, or instrumentalities to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UMB beyond the extent of any waiver provided by law.

ARTICLE 10 – CONFIDENTIALITY

Any Confidential Information shall be subject to the terms of Exhibit F.

ARTICLE 11 - PUBLICITY

11.1 Neither Sponsor nor UMB will use the name, seal, logo, trademark, or service mark of the other or the name of any employee, student, or Affiliate (or in the case of UMB, UMB Related Organization) of the other, or any adaptation thereof, in any advertising, promotional, or sales literature without obtaining the prior written consent from the other party (and such consent will not be unreasonably withheld), individual, affiliate or organization, as the case may be, except that consent will not be required where a disclosure is required by applicable law or regulation.

11.2 Each party may publicize the fact that the parties have entered into this Agreement in its business development documentation and/or its website. However, press releases or other public releases of information will be approved in writing by the parties prior to release, except where that disclosure is required by applicable law or regulation.

11.3 UMB does not directly or indirectly endorse any product or service provided or to be provided by Sponsor, its successors, assigns, or sublicensees by entering into this Agreement or otherwise. Sponsor shall not in any way advertise, publicize, or imply that UMB endorses any of those products or services.

ARTICLE 12 - NOTICES

All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand with proof of delivery; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee by express delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other party):

If to UMB:	Associate Vice President, CCT
Office of Research and Development
University of Maryland, Baltimore
620 West Lexington Street, 4th floor
Baltimore, Maryland 21201-1508

Copy to:	University Counsel
University of Maryland, Baltimore
220 Arch Street, Room 03-111
Baltimore, Maryland 21201-1531

If to Sponsor:	Eric Weisblum, CEO
Silo Pharma, Inc.
560 Sylvan Avenue, Suite 3160
Englewood Cliffs, NJ 07632

Copy to:	Richard A Friedman, Esq.
Sheppard Mullin
30 Rockefeller Plaza
New York, NY 10112-0015

ARTICLE 13 - FEDERAL REQUIREMENTS

13.1 The use and disclosure of technical information acquired pursuant to this Agreement and the use of patent rights under any licenses granted under the terms of this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limited to, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Sponsor is responsible for taking any steps necessary to comply with such regulations.

13.2 If Arising IP is made with equipment or facilities funded in whole or in part by agencies of the United States government or embody or are dependent upon background intellectual property funded in whole or in part by agencies of the United States government, products of Sponsor for use or sale in the United States that embody Arising IP or are produced through the use of Arising IP shall be manufactured substantially in the United States.

ARTICLE 14 - STATE REQUIREMENTS

14.1 Sponsor will not knowingly employ or compensate, directly or indirectly, any UMB Personnel working on matters related to the Project Work or involved in negotiating this Agreement on behalf of UMB, during employment by UMB or for two (2) years thereafter, unless consented in writing by UMB’s President (or his/her designee); provided, however, that nothing in this Section 14.1 will prohibit Sponsor from hiring any UMB Personnel who respond to general employment solicitation not targeted at UMB Personnel, including general advertisement. “Compensation” includes without limitation: stock option or stock purchase agreements, consulting agreements, any other form of agreement, and cash payments. “Employment” includes both uncompensated and compensated service. The Maryland Public Ethics Law (Title 5, General Provisions Article, Annotated Code of Maryland) may apply to a decision by the UMB President in regard to the matter.

14.2 This Article 14 is not intended to prevent UMB Personnel from (a) serving on Sponsor’s scientific advisory board; (b) conducting the Project Work or performing research pursuant to a sponsored research agreement between Sponsor and UMB; or (c) serving as a consultant to or performing any work for Sponsor for a fee. However, all of those cases are subject to and contingent upon compliance with the conflict of interest and other provisions of the Maryland Public Ethics Law, and with applicable policies and procedures of University System of Maryland and UMB, including without limitation those regarding consulting arrangements.

14.3 During the Term, UMB will not knowingly employ or compensate, directly or indirectly, any officers, directors, and employees of Sponsor working on matters related to the Project Work or involved in negotiating this Agreement on behalf of Sponsor, during employment by Sponsor or for two (2) years thereafter, unless consented in writing by Sponsor; provided, however, that nothing in this Article 14 will prohibit UMB from hiring any officer, director, or employee of Sponsor who responds to general employment solicitation not targeted at him or her, including general advertisement.

ARTICLE 15 - INTEGRATION AND SEVERABILITY

15.1 This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Sponsor and UMB. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement.

15.2 If any condition or provision in this Agreement is held to be unenforceable by a court of competent jurisdiction, then that condition or provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case the condition or provision will be disregarded. If an unenforceable condition or provision is modified or disregarded in accordance with this Section, then the rest of the Agreement will remain in effect as written.

ARTICLE 16 - DISPUTE RESOLUTION

16.1 If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after the notice is received. The designated officers are as follows:

For Sponsor: CEO

For UMB: Chief Enterprise and Economic Development Officer and Vice President

16.2 If the designated officers are not able to resolve the dispute within this thirty (30) day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable third party or a national mediation organization. If the parties agree to attempt to resolve the matter through mediation, they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties.

16.3 Any applicable statute of limitations will be tolled during the pendency of a dispute resolution procedure initiated under this Agreement. Evidence of anything said or any admission made in the course of any dispute resolution procedure will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the dispute resolution procedure, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the dispute resolution procedure consent to disclosure of the evidence.

16.4 With respect to any dispute that is not resolved pursuant to other provisions of this Article 16, each party consents to the jurisdiction of the Circuit Court of Baltimore City or Anne Arundel County, Maryland for any suit against the other party relating to this Agreement, and agrees to file any such suit in one of those courts. THE PARTIES WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THEM RELATING TO THIS AGREEMENT.

16.5 No provision of this Agreement will constitute or be construed as a limitation, abrogation, or waiver of any defense or limitation of liability available to the State of Maryland or its units (including without limitation USM and UMB), officials, or employees under Maryland or Federal law, including without limitation the defense of sovereign immunity or any other governmental immunity.

16.6 LIMITATION OF LIABILITY. NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF A DULY AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE 17 - MISCELLANEOUS

17.1 This Agreement is made and will be construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws.

17.2 Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment in violation of this Agreement shall be null and void.

17.3 This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

17.4 Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party shall: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

17.5 UMB and Sponsor are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives, or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility nor liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

17.6 This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any UMB Personnel or any other person except as expressly provided within this Agreement.

17.7 This Agreement may be signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

17.8 Each party has participated in the negotiations and drafting for the Agreement. Therefore, in the event of any ambiguity in the wording of this Agreement, the ambiguity shall not be construed against any particular party as the drafter of the ambiguous provision.

17.9  The parties will execute and deliver and cause to be executed and delivered further agreements, instruments, and document and will take further actions as may reasonably be required or appropriate to carry out the terms and conditions of this Agreement.

[Signature page follows]

SIGNATURE PAGE TO SPONSORED RESEARCH AGREEMENT

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives on the dates indicated below.

SILO PHARMA, Inc.

By:	/s/ Eric Weisblum
Name:	Eric Weisblum
Title:	Chief Executive Officer

Date:	_________

UNIVERSITY OF MARYLAND, BALTIMORE

By:	/s/ Michael A. Rollor, Ph.D.
Michael A. Rollor, Ph.D.
Associate Vice President
Center for Clinical Trials and Corporate Contracts

Date:	_________

I have reviewed the Agreement and Exhibits and I understand and acknowledge the responsibilities of the Principal Investigator.

/s/ Kamal Moudgil, MD, PhD
Kamal Moudgil, MD, PhD
Principal Investigator

Date:	_________

EXHIBIT A

PROJECT WORK

Summary of proposed research Silo Pharma, Inc. , Attn: Eric Weisblum, CEO

(prepared by Kamal Moudgil)

Title

A novel peptide-guided drug delivery approach for the treatment of multiple sclerosis

Institution

University of Maryland, Baltimore

Principal Investigator

Kamal Moudgil, MD, PhD

Professor, Microbiology and Immunology

School of Medicine

University of Maryland, Baltimore

Baltimore, MD

Background

Multiple sclerosis (MS) is an autoimmune disease affecting the central nervous system (CNS). Inflammation and demyelination of neurons resulting from a self-directed immune attack leads to muscle weakness and paralysis. Approximately 2.3 million people globally are affected with MS, of which about 1 million reside in the U.S. 1-3. Many patients manifest a relapsing-remitting pattern of clinical signs and symptoms. Uncontrolled disease can result in severe disability. Despite the availability of several drugs, many MS patients do not respond well to them. In addition, these drugs have many side effects 3-5. Thus, there is an urgent need to develop more efficient drug delivery approaches with the purpose of increasing efficacy but reducing adverse effects of these drugs. The currently used drugs are taken orally or given by injection. Therefore, several organs become unintended targets of those drugs that are primarily intended to target the diseased tissue in the CNS. In that context, targeted drug delivery to the CNS might overcome many of the limitations of current therapies 6,7. In a previous study, we reported the identification of a novel phage-encoded peptide (denoted as MS-1) following phage peptide-display library screening of mice with experimental autoimmune encephalomyelitis (EAE), a model of human MS8. When injected intravenously (iv) in mice with EAE, peptide MS-1 preferentially homed to inflamed CNS. We believe that peptide MS-1 can serve as a guide to direct drugs into the CNS and thereby minimize or eliminate off-target side effects. This will fill in an unmet need in MS therapy. There is a large global and local market for liposomal therapy of MS.

Global market for MS/liposomal drugs

The global market for drugs for MS was valued at USD 20 billion in 2019, and is projected to reach USD 31.5 billion by 2027 9. The liposome drug delivery market is expected to reach US$ 6,992.95 million by 2027 from US$ 3,594.41 million in 2019, and the market is estimated to grow at a CAGR of 8.8% from 2020 to 2027 10.

Drug delivery vehicle

For targeted drug delivery, a drug for MS will be incorporated within a nanoparticle, which displays a CNS-homing peptide (MS-1) on its surface. In addition, this nanoparticle will have polyethylene glycol (PEG) on its surface to minimize the otherwise rapid clearance of the particles by the reticuloendothelial system. We propose to use liposomes because this category of nanoparticles has already been approved by the Food and Drug Administration (FDA) for use in cancer.

The disease model for human MS, EAE

There are different models of EAE available for pre-clinical studies on MS. We plan to use the relapsing-remitting disease model in SJL (H-2s) mice, which closely mimics the relapsing nature of MS in humans. In this model, proteolipid protein (PLP), a neuronal antigen, is used for disease induction. PLP emulsified in complete Freund’s adjuvant (CFA) is injected subcutaneously (s.c.). The onset of signs of EAE and disease progression, including relapses and remissions, are graded on a standardized disease severity scale. Changes in clinical disease are then confirmed by histopathological signs of demyelination in the brain and spinal cord.

Drugs to be tested

The main objective of our study is to critically assess whether peptide MS-1 guided drug delivery is superior to plain liposomal drug delivery or free drug. As a proof-of-concept, we will consider two different drugs, one that is commonly used in MS (e.g., dexamethasone)5 and the other that has potential (e.g., TGFβ2; transforming growth factor beta 2, a biologic) but its use was halted in the past because of poor bioavailability and toxicity11,12. This approach will permit us to improve the therapeutic index of an otherwise widely used drug (dexamethasone), as well as challenge our drug delivery system to improve the utility of a disadvantaged drug (TGFβ2).

Objective of the study

Using the EAE model, our goal is to evaluate whether MS-1-displaying liposomes can effectively deliver dexamethasone to the CNS, and if it is superior to plain liposomes or free drug in inhibiting the relapses and progression of EAE. Additionally, we aim to identify specific cell types within the CNS that are targeted by MS-1 peptide and MS-1-displaying liposomes.

Specific Aims

Aim 1- To test the peptide (MS-1)-guided drug delivery system for its relative efficacy against relapsing disease in SJL mice compared with that of drug delivery via plain liposomes or as unpackaged (free) drug. In addition, to monitor various pparameters of systemic toxicity (e.g., toxicity to the liver, kidney, heart, and muscle) in experimental and control groups, and compare the efficacy versus safety profiles of the drug administered via 3 different modalities.

Aim 2- To define the cell types within CNS (e.g., neurons, astrocytes, glial cells, endothelial cells) that are targeted by peptide MS-1 and MS-1-displaying liposomes. This is important for knowing how and where drug-carrying liposomes interact with the CNS tissue cells.

Experimental Plan

Aim 1.

Expt. 1. Pre-clinical efficacy testing in EAE mice. A cohort of SJL mice will be injected s.c. with PLP for EAE induction, which appears about d 10 after PLP injection. At the time of onset of EAE, mice will be randomized into 3 sets of two groups each for treatment with dexamethasone administered in three different formulations. A group of untreated EAE mice will serve as another control. The liposomes will be prepared as in our previous study in arthritis 7.

(a) Set 1: MS-1-guided liposomal dexamethasone delivery. Dexamethasone (Group 1) will be entrapped in liposomes. Liposomes containing vehicle only (Group 2) will serve as a control. All these liposomes will display on their cell surface a CNS-homing peptide MS-1 as well as polyethylene glycol (PEG); the latter to reduce their clearance by the reticuloendothelial system.

(b) Set 2: liposomes lacking MS-1. Plain liposomes containing dexamethasone (Group 3) or vehicle (Group 4) will be prepared.

(c) Set 3: plain dexamethasone (Group 5) or vehicle (Group 6). Set-3 will serve as controls for the other two sets.

The liposomes or free drug/vehicle will be injected intravenously (iv) into EAE mice. One injection will be given at the time of EAE onset, with a second injection after 3 days, and a third injection after another 3 days, coinciding with the peak phase of disease (about d16 after PLP injection). Throughout this period, the EAE severity of mice will be graded in a blinded fashion.

Expt. 2. Histopathological and serological confirmation of disease severity and/or toxicity. After 7-10 days of the third injection, all mice will be sacrificed, and various tissues and sera collected will be tested as follows:

(i) Efficacy: the CNS tissue (brain and spinal cord) will be histologically analyzed for signs of perivascular inflammation and demyelination for confirmation of clinical observations.

(ii) Toxicity: the sera will be tested for tissue enzymes/markers for toxicity to liver, kidney, pancreas, etc. 7.

(iii) Toxicity: the liver, spleen, kidney, and heart will be examined by histology for necrosis or immune cell infiltrates.

Above plan is to assess the effect of dexamethasone treatment on disease progression beginning from the onset phase. If needed, a similar plan will be followed for another group of mice in which efficacy of drug delivery to suppress a relapse flare will be tested.

For TGFβ2, a similar plan will be followed as described above for dexamethasone.

Milestone- Aim 1: We plan to have preliminary data to assess the relative efficacy and toxicity of MS-1-guided drug delivery system compared with that of plain liposomes and free drug.

Aim 2.

The brain and spinal cord of EAE and control mice will be harvested for two sets of experiments.

Expt 1. Cell-based study. Isolation of different cell types (e.g., neurons, glial cells, endothelial cells), defining their identity by specific markers, and testing the binding of fluorescence-labeled peptide MS-1 or control peptide using flow cytometry and confocal microscopy. A similar approach will be used for testing the cellular binding specificity of MS-1-displaying liposomes.

Expt 2. Histological study. Examining the pattern of binding of fluorescence-labeled MS-1 or control peptide to histological sections of the brain and spinal cord along with staining for cell-type specific markers.

Milestone- Aim 2: We hope to know the identity of specific cell types within the CNS that are preferentially targeted by MS-1 and MS-1-displaying liposomes.

TIMELINE (9 months)

Aim 1:

(i) Pre-clinical efficacy and toxicity of dexamethasone (0-6 months)

-	Preparation and characterization of liposomes, and setting up EAE model (0-2 months)
-	Testing the efficacy of dexamethasone using different modalities (2-6 months)
-	Toxicity evaluation of dexamethasone using different modalities (5-6 months)

(ii) Testing TGFβ2 in EAE model using different modalities (4-9 months)

Aim 2: (2-6 months)

(i) Cell-based study

(ii) Histological study

References

1. Evans C, Beland SG, Kulaga S, et al. Incidence and prevalence of multiple sclerosis in the Americas: a systematic review. Neuroepidemiology 2013;40:195-210.

2. Rostami A, Ciric B. Role of Th17 cells in the pathogenesis of CNS inflammatory demyelination. J Neurol Sci 2013;333:76-87.

3. Yadav SK, Mindur JE, Ito K, Dhib-Jalbut S. Advances in the immunopathogenesis of multiple sclerosis. Curr Opin Neurol 2015;28:206-19.

4. Plavina T, Subramanyam M, Bloomgren G, et al. Anti-JC virus antibody levels in serum or plasma further define risk of natalizumab-associated progressive multifocal leukoencephalopathy. Ann Neurol 2014;76:802-12.

5. Matysiak M, Makosa B, Walczak A, Selmaj K. Patients with multiple sclerosis resisted to glucocorticoid therapy: abnormal expression of heat-shock protein 90 in glucocorticoid receptor complex. Multiple sclerosis 2008;14:919-26.

6. Ruoslahti E, Bhatia SN, Sailor MJ. Targeting of drugs and nanoparticles to tumors. J Cell Biol 2010;188:759-68.

7. Meka RR, Venkatesha SH, Moudgil KD. Peptide-directed liposomal delivery improves the therapeutic index of an immunomodulatory cytokine in controlling autoimmune arthritis. J Control Release 2018;286:279-88.

8. Acharya B, Meka RR, Venkatesha SH, Lees JR, Teesalu T, Moudgil KD. A novel CNS-homing peptide for targeting neuroinflammatory lesions in experimental autoimmune encephalomyelitis. Mol Cell Probes 2020:101530.

9. Transparent Market Research NY. https://www.transparencymarketresearch.com/multiple-sclerosis-drugs.html. 2020.

10. ReportLinker NY.

https://www.globenewswire.com/news-release/2020/05/07/2029023/0/en/The-liposome-drug-delivery-market-is-expected-to-reach-US-6-992-95-million-by-2027-from-US-3-594-41-million-in-2019.html. 2020.

11. Calabresi PA, Fields NS, Maloni HW, et al. Phase 1 trial of transforming growth factor beta 2 in chronic progressive MS. Neurology 1998;51:289-92.

12. Wiendl H, Hohlfeld R. Therapeutic approaches in multiple sclerosis: lessons from failed and interrupted treatment trials. BioDrugs 2002;16:183-200.

EXHIBIT B

BUDGET

[*].Payment Schedule:

$[*]. upon execution of this Agreement.

$[*].upon completion of the Project work.

EXHIBIT C

PAYMENT INFORMATION

(1)	All payments must be made to University of Maryland, Baltimore (Federal I.D. #52-6002033).

(2)	All payments must reference the name of the PI and the CCT number 2021-14640.

(3)	Payments may be made in any of the following manners:

(a) By check: Payable to “University of Maryland, Baltimore,” and sent to:

University of Maryland, Baltimore

Attention: Sponsored Programs Accounting & Compliance

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Fed. ID #52-6002033

(b) ACH/Wire or International Payments:

Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA 94101
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Sponsor Background Intellectual Property

EXHIBIT E

UMB Background Intellectual Property

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